As filed with the Securities and Exchange Commission on November 12, 2008

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECURITY FEDERAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	57-08580504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

238 Richland Avenue West, Aiken, South Carolina	29801
(Address of principal executive offices)	(Zip code)

Security Federal Corporation 2008 Equity Incentive Plan
(Full title of the plan)

Timothy W. Simmons President and Chief Executive Officer Security Federal Corporation 238 Richland Avenue West Aiken, South Carolina 29801 (803) 641-3000	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	9	Accelerated filer	9

Non-accelerated filer	9	Smaller reporting company	:

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	50,000(1)	$20.00(2)	$1,000,000	$40.00
(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Security Federal Corporation 2008 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.

(2)
Estimated in accordance with Rule 457(h), calculated on the basis of $20.00 per share, which was the average of the bid and asked price of Security Federal Corporation’s common stock on the Over-the-Counter Bulletin Board on November 5, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the Security Federal Corporation 2008 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents previously or concurrently filed by Security Federal Corporation (the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement:

(a)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 (File No. 000-16120) filed pursuant to the Securities Exchange Act of 1934;

(b)           all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)           the description of the Registrant’s common stock, par value $0.01 per share, set forth in its Registration Statement on Form 8-A, registering the Registrant’s common stock, pursuant to Section 12(g) of the Securities Exchange Act of 1934, filed on August 12, 1987 and all amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.    Description of Securities

 Not Applicable

Item 5.     Interests of Named Experts and Counsel

  Not Applicable

Item 6.     Indemnification of Directors and Officers

Article XIV of the Registrant’s Articles of Incorporation requires indemnification of directors, officers, employees, trustees and agents of the Registrant for expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding.

Chapter 8, Article 5 of the South Carolina Business Corporation Act provides for permissible, mandatory and court-ordered indemnification of directors, officers, employees and agents in certain circumstances.  Sections 33-8-510, 33-8-520 and 33-8-560 provide as follows:

33-8-510  AUTHORITY TO INDEMNIFY.   (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d) A corporation may not indemnify a director under this section: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

33-8-520  MANDATORY INDEMNIFICATION.  Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

33-8-560  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.  Unless a corporation’s articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 33-8-570 also authorizes a corporation to purchase and maintain insurance for directors, officers, employees and agents against liability arising from their positions, whether or not the corporation would have the power to indemnify against the same liability under Section 33-8-510 or Section 33-8-520.  The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.    Exemption From Registration Claimed

Not Applicable

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant, as amended(1)

4.2	Bylaws of the Registrant(2)

4.3	Form of Certificate of Common Stock of the Registrant(3)

5	Opinion of Breyer & Associates PC

Exhibit Number	Description of Document

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

99	Security Federal Corporation 2008 Equity Incentive Plan(4)

____________
(1)	Included as an exhibit to the Registrant’s 1998 Proxy Statement filed on June 26, 1998 and incorporated herein by reference.
(2)	Included as an exhibit to the Registrant’s Registration Statement on Form S-8 filed on March 2, 2000 and incorporated herein by reference.
(3)	Included as an exhibit to the Registrant’s Registration Statement on Form 8-A filed on August 12, 1987 and incorporated herein by reference.
(4)	Included as an exhibit to the Registrant’s 2008 Proxy Statement filed on June 20, 2008 and incorporated herein by reference.

Item 9.    Undertakings

(a)           The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Aiken, State of South Carolina, on November 12, 2008.

SECURITY FEDERAL CORPORATION

By: /s/Timothy W. Simmons
Timothy W. Simmons
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Timothy W. Simmons his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

By:	/s/Timothy W. Simmons	November 12, 2008
Timothy W. Simmons
President, Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/Roy G. Lindburg	November 12, 2008
Roy G. Lindburg
Chief  Financial Officer and Director
(Principal Financial and Accounting Officer)

By:	/s/T. Clifton Weeks	November 12, 2008
T. Clifton Weeks
Chairman of the Board and Director

By:	/s/J. Chris Verenes	November 12, 2008
J. Chris Verenes
President of Security Federal Bank and Director
of Security Federal Corporation and Security Federal Bank

By:	/s/Gasper L. Toole III	November 12, 2008
Gasper L. Toole III
Director

By:	/s/Robert E. Alexander	November 12, 2008
Robert E. Alexander
Director

By:	__________, 2008
Thomas L. Moore
Director

By:	__________, 2008
William Clyburn
Director

By:	/s/Frank M. Thomas, Jr.	November 12, 2008
Frank M. Thomas, Jr.
Director

Security Federal Corporation

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of Elliott Davis, LLC

Exhibit 5

Opinion of Breyer & Associates PC

Breyer & Associates PC	8180 Greensboro Drive Suite 785 McLean, Virginia 22102 Telephone (703) 883-1100 Facsimile (703) 883-2511 E-mail jbreyer@b-a.net
ATTORNEYS AT LAW	*Not admitted in Virginia

November 12, 2008

Board of Directors
Security Federal Corporation
238 Richland Avenue West
Aiken, South Carolina 29801

Gentlemen:

We have acted as special counsel to Security Federal Corporation, a South Carolina corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“Registration Statement”) under the Securities Act of 1933, as amended, relating to shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company which may be issued pursuant to the terms of the terms of the Security Federal Corporation 2008 Equity Incentive Plan (the “Plan”), as well as Common Stock which may be issued pursuant to the grant or exercise of stock options (“Options”) or stock appreciation rights (“Rights”) under the Plan, all as more fully described in the Registration Statement.  The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, the Plan, a specimen stock certificate evidencing the Common Stock and such other documents and records as we have deemed necessary for purposes of this opinion.  We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Company and such other instruments, certificates and representations of public officials, officers and representatives of the Company as we have deemed applicable or relevant as a basis for the opinions set forth below.  In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals.  Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the Plan will continue to be validly authorized on the dates that any restrictions on the Common Stock lapse; (ii) the shares of Common Stock issuable pursuant to the exercise of Options or Rights will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of such Options or Rights, (iii) on the dates the Options or Rights are exercised, such Options or Rights will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally), (iv) no change occurs in applicable law or the pertinent facts, (v) the Options or Rights are exercised in accordance with the terms of the Plan and any separate agreement evidencing the grant of such Options or Rights pursuant to the Plan and the exercise price due therefor, if any, is paid in accordance with the terms thereof and (vi) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, upon receipt by the Company of any consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC

Exhibit 23.1

Consent of Elliott Davis, LLC

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Security Federal Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 2008, relating to the consolidated balance sheet of Security Federal Corporation and subsidiaries as of March 31, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended, which report appears in the March 31, 2008 Annual Report on Form 10-K.

           /s/ Elliott Davis, LLC

Columbia, South Carolina
November 6, 2008